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                                                                    EXHIBIT 5.1

(TORYS LLP LETTERHEAD)                                  Suite 3000
----------------------                                  79 Wellington St. W
NEW YORK       TORONTO                                  Box 270, TD Centre
                                                        Toronto, Ontario
                                                        M5K 1N2  Canada

                                                        TEL 416.865.0040
                                                        FAX 416.865.7380

                                                        www.torys.com


                                                        August 27, 2002


Hub International Limited
55 East Jackson Boulevard
Chicago, Illinois 60604 U.S.A.

                       REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         This opinion is furnished to Hub International Limited (the "Company") in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission today (as such may thereafter be amended or supplemented, the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,100,000 of the Company's common shares (the "Common Shares") which may be issuable by the Company pursuant to the terms of the Company's Equity Incentive Plan (the "EIP").

         We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including:

         (a)      the articles and by-laws of the Company;

         (b) resolutions of the shareholders and directors of the Company authorizing the adoption of the EIP;

         (c) a certificate of status dated August 23, 2002 issued in respect of the Company pursuant to the Business Corporations Act (Ontario) (the "OBCA"); and

         (d) a certificate of officers of the Company as to certain factual matters.

         For purposes of this opinion, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to

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us as certified, conformed, telecopied or photostatic copies. We have also assumed that the certificate of status referred to above continues to be accurate as at the date hereof. We have relied upon the certificates referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

         The opinions hereinafter expressed are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

         Based upon and subject to the foregoing and subject to the approval of the Company's shareholders, we are of the opinion that the Common Shares, when issued and paid for in accordance with the terms of the EIP and applicable law, will be validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and any amendments thereto.

                                                  Very truly yours,

                                                  /s/ Torys LLP

MJS||JEE||THY